Exhibit 99.1

Terra Nitrogen Company, L.P. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 www.terraindustries.com
NEWS

For immediate release	Contact: Joe A. Ewing (712) 277-7305 jewing@terraindustries.com
Terra Nitrogen Company, L.P. reports third quarter results;
declares cash distribution
Sioux City, Iowa (Oct. 26, 2006)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today reported net income of $13.7 million, or $.73 per limited partnership unit, on revenues of $92.0 million for the third quarter ended Sept. 30, 2006. This compares with net income of $17.7 million, or $.94 per unit, on revenues of $111.7 million for the 2005 third quarter. For the 2006 first nine months, TNCLP’s net income was $28.6 million, or $1.52 per unit, on revenues of $306.6 million, compared to net income of $64.4 million, or $3.41 per unit, on revenues of $337.8 million for the 2005 first nine months.
TNCLP also announced a cash distribution for the quarter ended Sept. 30, 2006, of $1.00 per limited partnership unit payable Nov. 27, 2006, to holders of record as of Nov. 9, 2006.
Analysis of results
The profit decline from the 2005 third quarter was due mainly to lower ammonia and nitrogen solutions (UAN) selling prices and lower UAN sales volumes, partially offset by lower natural gas costs. As compared to the prior year, lower average selling prices and lower sales volumes reduced 2006 third quarter revenues $14.4 million and $1.6 million, respectively. Natural gas costs for the 2006 third quarter were $10.8 million less than those of the 2005 third quarter.
The decline in TNCLP’s year-to-date net income was due to higher natural gas costs, lower sales volumes and lower UAN selling prices, partially offset by higher ammonia selling prices. The lower sales volumes were mainly due to fewer planted corn acres and reduced fertilizer application rates in the 2006 first half. TNCLP’s natural gas unit costs for the first nine months of 2006 were 10.6 percent higher than those incurred in the 2005 first nine months. Forward natural gas purchase contracts increased 2006 year-to-date costs by approximately $22.4 million.
One of the two production units at the Verdigris facility underwent a scheduled maintenance turnaround and was successfully returned to production during September.
Forward natural gas position
TNCLP’s forward purchase contracts at Sept. 30, 2006, fixed prices for about 18 percent of its next 12 months’ natural gas requirements at about $7.1 million above the published forward market prices at that date.

About TNCLP
Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about TNCLP’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in TNCLP’s most recent report on Form 10-K and TNCLP’s other documents on file with the Securities and Exchange Commission. TNCLP undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note:	Terra Nitrogen Company, L.P. news announcements are also available on Terra Industries’ website, www.terraindustries.com.
(Tables follow)

Terra Nitrogen Company, L.P.
Condensed Consolidated Statements of Income
(in thousands except per-unit amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Product revenues	$91,839	$111,462	$306,426	$337,175
Other income	175	277	196	624

Total revenues	92,014	111,739	306,622	337,799

Cost of goods sold	74,415	89,242	263,961	256,898
Depreciation and amortization	2,177	3,145	8,845	11,045

Total cost of sales	76,592	92,387	272,806	267,943

Total gross profit	15,422	19,352	33,816	69,856

Operating expenses	2,226	1,770	6,291	5,939
Interest expenses—net	(525)	(130)	(1,124)	(439)

Net income	$13,721	$17,712	$28,649	$64,356

Earnings per limited partnership unit	$0.73	$0.94	$1.52	$3.41

The amount of net income allocable to the Limited Partners’ interest is based on the Partnership’s net income and the proportionate share of cash distributed to the Limited Partners and the General Partner.
Nitrogen Volumes and Prices

	2006		2005
	Sales	Average	Sales	Average
	Volumes	Unit Price*	Volumes	Unit Price*
Quarter	(000 tons)	($/ton)	(000 tons)	($/ton)
Ammonia	49	301	45	329
UAN	522	125	578	150

	2006		2005
	Sales	Average	Sales	Average
	Volumes	Unit Price*	Volumes	Unit Price*
Year to Date	(000 tons)	($/ton)	(000 tons)	($/ton)
Ammonia	168	367	207	310
UAN	1,521	139	1,655	148

*	After deducting outbound freight costs.

Terra Nitrogen Company, L.P.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,
	2006	2005
ASSETS
Cash and cash equivalents	$49,644	$14,822
Demand deposit with affiliate	—	23,805
Accounts receivable	24,861	36,131
Inventories	25,841	25,108
Other current assets	2,688	35,184

Total current assets	103,034	135,050

Property, plant and equipment, net	75,748	74,250
Other assets	16,241	11,258

Total assets	$195,023	$220,558

LIABILITIES
Short-term note and current portion of long-term debt	$—	$28
Accounts payable and accrued liabilities	34,366	43,123
Customer prepayments	14,758	17,370

Total current liabilities	49,124	60,521

Long-term liabilities	308	174

Total liabilities	49,432	60,695

PARTNERS’ EQUITY	145,591	159,863

Total liabilities and partners’ equity	$195,023	$220,558